Exhibit (c)(4)

       January 31, 2019  Special Committee Discussion Materials    PRELIMINARY & CONFIDENTIAL

 PRELIMINARY & CONFIDENTIAL        Table of Contents  1.  Follow-up Materials From Prior Meeting  2.  Valuation Considerations  3.  Discussion on Negotiation Strategies      I      I  I      I  II  2

PRELIMINARY & CONFIDENTIAL

Progress Review & Meeting Objectives

- **Since our last meeting with the Special Committee, we have focused our diligence and analysis on:**
  - Performing specific analyses requested by the Special Committee relating to:
    - ISC's Q4 2018 results
    - Non-France Family shareholders of ISC stock
    - ISC credit agreements and the current credit market
    - Potential synergies between NASCAR and ISC
  - Reviewing financial model assumptions with management and updating standalone valuation analysis of ISC

- **Objectives for today's meeting:**
  - Review findings from Special Committee's follow-up requests
  - Present updated analysis on the valuation of ISC
  - Discuss strategy for responding to NASCAR's bid
  - Discuss due diligence process

DBO PARTNERS 3

 PRELIMINARY & CONFIDENTIAL        Table of Contents  1.  Follow-up Materials From Prior Meeting  2.  Valuation Considerations  3.  Discussion on Negotiation Strategies      I      I  I      I  II  4

PRELIMINARY & CONFIDENTIAL

ISC Actuals and Guidance vs. Street | 2018 – 2019

FYE 11/30, $MM	4Q'18A					FY2019E			
	Street Estimates		Guidance (10/4/18)			Street Estimates		Guidance (1/24/19)	
	Pre-Q3 Earnings [1]	Post-Q3 Earnings [2]	Low	High	Actuals	Post-Q3 / Pre-Q4 [2]	Post-Q4 (Wells Fargo)	Low	High
Revenue	$218	$198	$195	$200	$195	$705	$699	$685	$705
% Inc. / (Dec.) from Street		*(9.1%)*	*(10.6%)*	*(8.3%)*	*(10.6%)*		*(0.8%)*	*(2.8%)*	*0.0%*
Adjusted EBITDA	$81	$72	$72	$77	$68	$243	$243	$230	$250
% Inc. / (Dec.) from Street		*(10.3%)*	*(11.1%)*	*(4.9%)*	*(15.6%)*		*(0.1%)*	*(5.4%)*	*2.8%*
Diluted EPS	$0.82	$0.70	$0.67	$0.72	$0.62	$2.10	$1.99	$1.85	$2.15
% Inc. / (Dec.) from Street		*(15.2%)*	*(18.3%)*	*(12.2%)*	*(24.5%)*		*(5.2%)*	*(11.9%)*	*2.4%*

Q4 2018 results came in lower than Street estimates. Previous FY2019 Street estimates are on the higher end of Management guidance. Awaiting updated Citi forecast, but Wells Fargo revised FY2019 projections downward following FY2018 earnings

Sources: Guidance and actuals from SEC filings; street estimates from broker research
(1) Revenue and EBITDA per Wells Fargo, diluted EPS is average of Wells Fargo and Citi
(2) EBITDA per Wells Fargo, revenue and diluted EPS are average of Wells Fargo and Citi

DBO PARTNERS 5

 PRELIMINARY & CONFIDENTIAL      Management Plan vs. Street EstimatesWells Fargo estimates as of 1/25/19; Citigroup as of 1/28/19 (1)  Sources: Management Plan (1/14/19), SEC filings, Wells Fargo, Citigroup(1) Citigroup reported only EPS figures in 1/28/19 research note  6                                   Projected           FYE 11/30, $MM  FY2019E  FY2020E  FY2021E  FY2022E            Revenue          Management  $706  $729  $746  $765  Wells Fargo  699  719  736  754  % Inc. / (Dec.) from Mgmt.  (0.9%)  (1.4%)  (1.4%)  (1.4%)  Adjusted EBITDA          Management  $250  $260  $267  $274  Wells Fargo  243  245  250  255  % Inc. / (Dec.) from Mgmt.  (2.8%)  (6.2%)  (6.6%)  (7.2%)  Diluted EPS          Management  $2.17  $2.44  $2.62  $2.76  Citigroup  2.00  2.09  2.24  –  % Inc. / (Dec.) from Mgmt.  (8.6%)  (16.8%)  (17.1%)  -  Wells Fargo  1.99  2.09  2.16  2.21  % Inc. / (Dec.) from Mgmt.  (9.1%)  (16.8%)  (21.4%)  (24.9%)

 PRELIMINARY & CONFIDENTIAL      Research Analyst Summary  Sources: Broker reports and Management Plan (1/14/19)(1) Excludes Macquarie due to discontinuation of coverage  7      Summary (1):                      Low  $37  $694  $713  3%  $215  $224  1%  $1.96  $2.09  4%  Mean  42  699  720  3%  234  241  3%  1.99  2.12  6%  Median  43  699  719  3%  243  245  4%  2.00  2.10  6%  High  46  702  727  3%  243  254  4%  2.02  2.19  8%                Research Report Valuation Price Revenue EBITDA Non-GAAP EPS Firm Date Rating Methodology Target FY19E FY20E % Growth FY19E FY20E % Growth FY19E FY20E % Growth                                  Management Plan:    $706  $729  3%  $250  $260  4%  $2.17  $2.44  12%  1/25/2019    Market Perform  NA  $41  $699  $719  3%  $243  $245  1%  $1.99  $2.09  5%  1/28/2019    Neutral  21.9x 2020E P/EMultiple  $46  –  –  NA  –  –  NA  $2.00  $2.09  4%  1/24/2019    NA  Discounted Cash Flow (8.4% WACC)  $37  $694  $713  3%  $215  $224  4%  $2.02  $2.19  8%  10/4/2018    Neutral  21.0x 2020E P/EMultiple  $44  $702  $727  3%  $243  $254  4%  $1.96  $2.11  8%  Discontinued Coverage  7/5/2018  Hold  AV / EBITDA Multiple  $47  $711  $726  2%  $254  $261  3%  $2.20  $2.27  3%

 PRELIMINARY & CONFIDENTIAL      Shareholder Analysis Over Time  Reported as of 9/30/2018 and post-offer ownership to be reported 2/14/19  Note: Only shows Class A shareholders; 12/30/2018 final share counts have not been reflected for all entities Source: CapIQ as of 1/30/2018(1) Represents estimated cost basis based on acquired shares  8    Holder Name   12/30/16 3/30/17 6/30/17 9/30/17 12/30/17 3/30/18 6/30/18 9/30/18 12/30/18  Cum. r in Shares Cost Basis of (1) Ownership Last 9 Quarters Shrs. Acquired Shares %  BlackRock  170,797  (12,013)  (55,535)  (39,912)  (17,852)  82,326  169,477  88,513  - 385,801    $31.68  2,736,035  6.3%  The Vanguard Group  79,077  79,723  4,146  (34,318)  (18,484)  (24,839)  56,679  41,225  - 183,209    $39.31  2,303,698  5.3%  Paradice Investment Management  260,986  151,427  83,100  43,171  8,016  37,945  108,128  (86,404)  - 606,369    $35.02  2,007,991  4.6%  Macquarie Investment Management Business Trust  58,662  29,693  361,759  81,241  (7,214)  (50)  (1,512)  (8,600)  - 513,979    $36.08  1,435,384  3.3%  Renaissance Technologies  121,900  (3,400)  120,025  72,609  46,966  168,200  8,934  249,166  - 784,400    $40.08  1,243,366  2.9%  Northern Trust Global Investments  11,000  4,382  172,939  73,236  (22,245)  (1,352)  25,789  (47,848)  - 215,901    $35.31  1,095,222  2.5%  Lindsell Train Limited  60,000  8,200  100,000  90,000  -  20,000  109,700  140,000  - 527,900    $35.94  993,100  2.3%  State Street Global Advisors  12  17,762  26,184  (2,924)  3,991  (40,717)  (38,642)  55,795  - 21,461    $44.34  825,489  1.9%  Norges Bank Investment Management (10,737) 115,753      51,669  330,225  -  (563)  -  -  - 486,347    $37.54  727,401  1.7%  Mawer Investment Management Limited - -      -  -  169,030  30,150  209,658  278,394  - 687,232    $42.51  687,232  1.6%  Ariel Investments  (356,329)  (484,624)  (414,634)  (126,579)  (464,186)  (203,867)  (8,068)  (267,694) (843,572) (3,169,553) $27.68 670,178 1.5%            BNY Mellon Asset Management  68,629  40,014  52,164  (100,901)  (15,158)  (6,120)  (1,437)  24,472  - 61,663    $39.53  370,878  0.9%  Arrowstreet Capital, Limited Partnership  29,400  35,301  60,163  (43,609)  62,925  116,574  (30,202)  108,159  - 338,711    $37.94  338,711  0.8%  Sparinvest  1,399  -  8,605  -  (278)  1,257  (713)  -  4,469 14,739    $26.68  326,649  0.8%  Geode Capital Management  6,781  8,467  11,351  4,729  6,712  4,252  8,454  11,618  - 62,364    $37.57  257,320  0.6%  D. E. Shaw & Co.  14,534  (3,506)  (12,148)  109,698  (14,071)  (19,358)  (23,337)  (257)  - 51,555    $33.53  245,471  0.6%  Dimensional Fund Advisors (67,585) (103,835) (278,792) (314,266) (237,953)            -  (2,097)  -  - (1,004,528)    $28.39  240,487  0.6%  Assenagon Asset Management - - - - 11,168            5,834  (17,002)  230,271  - 230,271    $44.03  230,271  0.5%  Bridgeway Capital Management - - - 72,000 - - - - -                    72,000  $33.32  224,216  0.5%  Pinnacle Associates (20,980) (17,815) (18,440) (9,990) (32,505) (12,575) (45,205) (35,287) -                    (192,797)  $34.12  217,049  0.5%  Alberta Investment Management Corporation  -  151,427  54,900  -  -  -  -  -  - 206,327    $36.87  206,327  0.5%  Charles Schwab Investment Management  7,112  9,947  5,959  12,770  2,481  2,435  12,731  6,434  - 59,869    $33.00  200,354  0.5%  American Century Investment Management  -  -  -  -  79,627  25,943  88,100  2,116  - 195,786    $45.70  195,786  0.5%  PanAgora Asset Management  -  48,528  121,340  (2,758)  80,334  15,833  (22,217)  (49,482)  - 191,578    $36.65  193,207  0.4%  GAMCO  -  -  (5,000)  5,000  (200)  (4,800)  -  (4,000)  -  (9,000)  $34.44  185,000  0.4%  Top 25 Holders  434,658  75,431  449,755  219,422  (358,896)  196,508  607,218  736,591  (839,103)  1,521,584  $36.08  18,156,822  41.8%  Average Price Over Quarter  $35.09  $36.93  $36.70  $34.96  $39.73  $43.51  $42.29  $44.25  $40.27

 PRELIMINARY & CONFIDENTIAL      ISC Share Price Performance and Trading Volume  Note: VWAP per CapIQ calculation Source: CapIQ as of 1/30/2019  9   NASCAR Purchase Offer Prem. / Disc. To Share Price        Share Price     Prem. / Disc.   Day Prior to Announce VWAP  $39.22  7.1%  Prior 30 Day VWAP  $37.27  12.7%  Prior 60 Day VWAP  $39.88  5.3%  Prior 90 Day VWAP  $41.16  2.0%  Prior 180 Day VWAP  $42.46  (1.1%)  LTM VWAP  $42.26  (0.6%)  LTM Low (Intraday)  $35.12  19.6%  LTM High (Intraday)  $49.95  (15.9%)  LTM High (Closing)  $47.15  (10.9%)   Earnings Beat / Miss vs. Consensus Estimates               Q4'17  Q1'18  Q2'18  Q3'18  Q4'18  Revenue  1.8%  (2.0%)  1.6%  4.2%  (2.3%)  EPS  4.4%  5.4%  2.4%  18.2%  (10.3%)                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                            $44.03  $39.06  $36.87  $42.26  $45.35  $44.35  $42.20  $42.65  $40.95  35.00  38.00  41.00  44.00  47.00  50.00  Jan-18  Apr-18  Jun-18  Aug-18  Oct-18  Jan-19  NASCAR PurchasePrice Offer:$42.00  ISC SharePrice ($USD)  11/9/2018:NASCAR madepublic bid at $42.00    10/4/2018: Announced Q3'18 earnings; low ered 2018 guidance    Current:$43.54  1/25/2018: Announced FY17 earnings; maintained guidance    4/3/2018: Announced Q1'18 earnings; maintained guidance    7/5/2018: Announced Q2'18 earnings; maintained guidance    1/24/2019:AnnouncedQ4'18 earnings      5/8/2018:NASCAR hires Goldman Sachs to explore options      10/23/2018:Reports that Comcast no longer interested in NASCAR stake    6/27/2018: Reports of NASCAR seeking minority investors

PRELIMINARY & CONFIDENTIAL

Credit Markets Overview

EOY 2018 volatility in the leveraged loan market has stabilized to start 2019

- **Softer credit markets at year end have recovered to start 2019**
  - Previously hung leveraged loans returning or are expected to return to market

S&P / LSTA US Leveraged Loan 100 Index


100
Period Low: 93.11
Oct-18
Oct-18
Nov-18
Dec-18
Jan-19
Jan-19

Recent Leveraged Loan Transactions

$MM

Allocation Date	Issuer	CCR	Total Debt	Loan Size	Leverage Ratio	Sponsor / Buyer	Purpose / Comments
Recent Leveraged Loan Issuance							
1/29/2019	Kofak (Add-on)	B2 / B	$430	$410	NA	Thoma Bravo	Acquisition of Nuance Communications' Document Imaging division
1/28/2019	FleetPride	B2 / B-	1,070	845	6.3x	American Securities	LBO; relaunched in syndication market January 2019
1/25/2019	Edgewater Generation (Add-on)	NR / NR	1,030	100	NA	Starwood	Undisclosed acquisition
1/24/2019	Caliber Collision	B2 / B	2,750	2,150	6.5x	Hellman & Friedman	Merger with Abra Auto Body Repair
1/24/2019	StandardAero	B3 / B	3,240	2,595	6.2x	Carlyle	LBO
1/18/2019	MKS Instruments (Add-on)	Ba1 / BB+	1,199	750	1.3x	-	Acquisition of Electro Scientific Industries
1/18/2019	Aimbridge Hospitality	B2 / B	515	430	NA	Advent International	LBO
1/16/2019	Cast & Crew Payroll	B3 / B	1,180	855	7.5x	EQT Partners	LBO
1/16/2019	Hubbard Radio (Add-on)	B1 / B+	382	80	NA	-	Acqusition of radio stations from Alpha Media
1/16/2019	Duravant (Add-on)	B3 / B-	1,215	160	NA	Warbug Pincus	Acquisition of Wulftec International
1/15/2019	Cambium Learning	B3 / B-	500	180	NA	Veritas Capital	LBO
Reportedly Hung Deal [1]							
11/28/2019	ConvergeOne	B3 / B-	1,640	1,200	NA	CVC Capital Partners	Expected to go back out to market
11/27/2018	Blue Racer	B3 / B-	516	516	NA	First Reserve	Goldman likely to sell loan outside of syndicated market
11/27/2018	Apollo Infrastructure Mgmt	NR / BB-	355	275	NA	Apollo	For purchase of GE Capital's Energy Financial Services Expected to go back out to market

Sources: CapIQ as of 1/30/2019; Bloomberg; S&P LCD; UBS
(1) Date in Reportedly Hung Deals represents loan launch date

DBO PARTNERS 10

PRELIMINARY & CONFIDENTIAL

ISC Debt Agreements Summary

Preliminary review of financing agreements indicates breakage costs dependent on transaction structure

Capitalization	Maturity	Rate	Principal as of 11/30/2018 (1) ($MM)	Preliminary Findings on Treatment of Debt if a Transaction Occurs
Senior Notes*	2021	4.63%	$65.0	Treatment and costs dependent on structure and financing proposed by acquirer Pre-payable at a make-whole cost
Senior Notes*	2024	3.95%	100.0	Treatment and costs dependent on structure and financing proposed by acquirer Pre-payable at a make-whole cost
TIF Bonds (Kansas Speedway)	2027	6.64%	46.3	Unlikely to incur costs in event of transaction Likely that debt can remain outstanding
Term Loan (Headquarters)	2034	6.25%	46.0	Unlikely to incur costs in event of transaction Likely that debt can remain outstanding
Credit Facility ($300MM)*	2023	Variable	0	Treatment dependent on structure and financing proposed by acquirer Pre-payable without premium or penalty
		Total Debt:	**$257.3**	

**Each of these instruments have carveouts to the change of control provision that include the "France Family". Whether the proposed transaction will fit within that exception or not will depend on the structure that the acquiror proposes. In addition, these instruments contain a number of financial maintenance covenants that relate to leverage or interest coverage of the issuer. One or more of these covenants could be tripped in the transaction depending on the borrower's acquisition financing structure.*

(1) Per Company 10K filed 1/25/2019

DBO PARTNERS 11

PRELIMINARY & CONFIDENTIAL

Synergy Considerations

Industry Precedents Summary

Buyer	Target	Year	Deal Value	Cost Synergies	% of Target LTM OpEx	Accretion Commentary	Research Commentary
Completed Entertainment:				Disclosed by Company			
Penn National Gaming, Inc.	Pinnacle Entertainment	2018	$2.8Bn	$100MM	6.8%	"Anticipated to be immediately accretive to FCF in the first year"	"We remain confident in PENN's ability to garner in excess of its targeted $100MM in synergies from the PNK transaction over time. The acquisition of Pinnacle Entertainment closed on October 15th and PENN expects to realize ~$30MM in run-rate synergies, of the $100MM synergy target, by the end of 2018" - Deutsche
cineworld	REGAL	2018	$5.8Bn	$60MM	3.6%	"Expected to be strongly accretive to earnings in the first full year following completion"	"The acquisition of Regal increased leverage on a proforma basis to 4x ND/EBITDA – although this had fallen to 3.8x at the interim stage in June. The group aims to reduce this to 3.0x – a level we believe can be met in 2019 with a full year contribution from Regal plus the benefits of $100MM synergies post the deal" - RBC
amc	Carmike Cinemas	2016	$1.1Bn	$35MM	12.2%	"Expected to result in FCF/sh accretion, exclusive of one-time transaction-related charges, in 2017 and beyond"	"We're bullish on the recent Odeon and Carmike acquisitions We believe management guidance for Carmike synergies is conservative" - RBC "Cost synergies associated with the acquisitions of Carmike, Odeon, and Nordic are more than offset by higher operating expenses, deal-related amortization, and the impact of unfavorable foreign exchange" - William Blair
Pinnacle Entertainment	Ameristar	2013	$2.8Bn	$40MM	11.6%	"Expected to be immediately accretive to Pinnacle Entertainment's FCF and EPS"	"We remain encouraged by recent and prospective Ameristar acquisition-related cost synergies, and we are impressed with management's expense control and marketing efficiencies" JPM
Pending Media:							
SiriusXM	pandora	2019	$3.5Bn	Not Disclosed	-	Not Disclosed	"Given the strong contribution margins associated with SIRI's service, this deal quickly becomes accretive if cross-promotion drives only a slightly better outcome than our assumption of 1.5MM avg. subscribers in 2020" - Deutsche "Pandora better positions the company for future growth opportunities…We continue to estimate ~$100MM in synergies for the deal which we expect to be fully-realized by YE2021" - JPM
Precedent Motorsports:							
ISC	Penske Motorsports	1999	$611.1MM	"The transaction is expected to be neutral to ISC's fiscal 1999 earnings"	-	"Expected to be accretive to earnings beginning in fiscal 2001 and immediately accretive on a cash earnings basis"	"Fiscal 2000 will experience significant dilution from acquisition… management gave guidance of 10%–15% dilution to analysts at the time the deal was initially announced. Nonetheless, we expect 2001 to benefit from synergistic savings and 20% EPS growth to resume…we believe SPWY will be accretive to ISCA's EPS in the long term" - JC Bradford
Dover Downs Cancelled	Dover Motorsports	2010	$62.9MM	Not disclosed; Management hoped to "eliminate considerable costs [of] being a public company" - Board Chairman	-	Not Disclosed	"While we would agree with management's sentiment that the Motorsports business is clearly at depressed, probably near trough, levels due to the impacts of high unemployment and the general economic malaise, we fail to see many benefits for DDE by merging with Motorsports" - KeyBanc

Note: Precedents include entertainment, media, and motorsports transactions deemed comparable by DBO and presented solely for illustrative purposes
Sources: CapIQ as of 1/30/19, Company Press Releases, Company Presentations, SEC Filings, Call Transcripts, Broker Research

DBO PARTNERS 12

 PRELIMINARY & CONFIDENTIAL      Illustrative ISC Cost Synergies  Source: Management Plan (1/14/19)(1) Illustrative range of cost synergies extends below the precedent range, as certain shared services and personnel synergies may not be available in the NASCAR transaction, given existing NASCAR / ISC affiliations  13        FYE 11/30, $MM   Projected 2019E 2020E 2021E       NASCAR Event Management Fees  $192.7  $200.9  $208.5  Broadcast Related Prize  100.6  105.2  109.2  Sanction, Purse & Other Prize Money  92.0  95.7  99.3  Motorsports & Other Event Related  137.9  140.7  142.1  General & Administrative  112.1  113.9  115.6  Food, Beverage & Merchandise  35.0  34.8  35.0  Other Operating Expenses  4.8  4.9  5.0  Depreciation & Amortization  111.8  112.3  110.3  Total Operating Expenses (Non-GAAP)  $594.3  $607.5  $616.5  % OpEx Synergy (Total)        1.5%  $8.9  $9.1  $9.2  3.5%  20.8  21.3  21.6  5.5%  32.7  33.4  33.9  7.5%  44.6  45.6  46.2  9.5%  56.5  57.7  58.6  11.5%  68.3  69.9  70.9  % OpEx Synergy (without NEM Fees)        1.5%  $6.0  $6.1  $6.1  3.5%  14.1  14.2  14.3  5.5%  22.1  22.4  22.4  7.5%  30.1  30.5  30.6  9.5%  38.2  38.6  38.8  11.5%  46.2  46.8  46.9

 PRELIMINARY & CONFIDENTIAL        Table of Contents  1.  Follow-up Materials From Prior Meeting  2.  Valuation Considerations  3.  Discussion on Negotiation Strategies      I      I  I      I  I  I  14

 PRELIMINARY & CONFIDENTIAL      Management Plan  Source: Management Plan (1/14/19)  15    Renegotiation of the broadcast agreement starting in 2025 could have a significant impact onthe operational performance of ISC  Projections Through Current Broadcast Agreement              Projections Through Potential New Broadcast Agreement              2019E  2020E  2021E  2022E  2023E  2024E  2025E  2026E  2027E  2028E  2029E  2030E  Total Revenue  $705.9  $729.0  $746.4  $764.5  $777.1  $798.3  $668.6  $680.9  $695.2  $709.7  $726.7  $743.9  Adj. EBITDA  249.7  260.1  266.7  273.6  277.0  285.3  223.3  228.5  234.7  240.9  248.4  255.9  Diluted EPS  2.17  2.44  2.62  2.76  2.91  3.11  1.97  2.12  2.30  2.48  2.67  2.92  Free Cash Flow  98.6  133.6  137.3  128.2  128.9  131.2  81.5  82.3  85.0  89.3  96.8  102.6

PRELIMINARY & CONFIDENTIAL

Major Variables Discussed

ISC Management and the Board of Directors spend a significant amount of time reviewing the various opportunities and challenges facing the business and planning for the future

Major Variables	Historical	Management Plan Projections
Broadcast	▪ Very stable, predictable revenue source in the near term ▪ Attractive escalator clause ▪ Over 50% of revenue	▪ Biggest variable facing the Company ▪ Management has modeled several possible future broadcast outcomes: – 40% increase from 2015 contract value – Reset 2025 to 2015 contract value – Reduce 2025 to 25% discount to 2015 value
Admissions	▪ 2014A: $130MM vs 2018A: $110MM, a (15.5%) decline ▪ 5 year CAGR of (4.1%) ▪ Ticket prices have remained relatively constant, though management recently reported a 1.8% decline from 2017 to 2018 ▪ 2018 attendance at Cup events down ~10% with a third of the decline attributable to weather	▪ 2019 revenues up 2.5% ▪ Slight increases of 0.5% every year thereafter ▪ Positive impact from investments in improving live fan experience ▪ "Greatest risk to 2019 plan is from attendance"
Sponsorships & Advertising	▪ Despite challenge in replacing Sprint's exit, Company has grown revenues from 2014A: $61MM to 2018A: $73MM, a 19.9% increase	▪ Modest growth in baseline sponsorships of ~1% to 2% annually as volume of deals from integrated model offsets declines in corporate partner spending ▪ Loss of a top sponsor in 2019 or sponsor renewal opportunity in 2023 not fully modeled into Management Plan
Food, Beverage & Merchandise	▪ Trends with attendance ▪ 2014A: $73MM vs. 2018A: $36MM, a (51.1%) decline, due largely to multiple changes in merchandise partners (ISC-SMI JV then shift to integrated model with Fanatics then shift again to MainGate) ▪ 5 year CAGR of (16.4%)	▪ 2019 revenues up 29.9%, with ~$10MM revenue contribution from Racing Electronics and stabilization in merchandise partner model ▪ Slight increase every year thereafter

Source: Company materials; Management Plan (1/14/19)

DBO PARTNERS 16

PRELIMINARY & CONFIDENTIAL

Capital Deployment Variables Discussed

ISC Management and the Board of Directors have developed a capital allocation plan that contemplates significant facility reinvestment, investment in ancillary opportunities, and returning capital to shareholders while maintaining dry powder for strategic acquisitions / development opportunities

Existing Facilities Investment ($500MM)	▪ Capital Allocation Plan: $500MM spread over 2017 – 2021 ▪ Requires ongoing Board approval to release funds ▪ Richmond Infield – annualized $1.9MM EBITDA lift by 2019 ▪ Phoenix Redevelopment – annualized $8.9MM EBITDA lift by 2019 ▪ Talladega Infield – annualized $3.5MM EBITDA lift by 2020
Development Projects ($120MM)	▪ Capital Allocation Plan: $120MM spread over 2017 – 2021 ▪ ONE Daytona – $5.3MM EBITDA lift by 2019 ▪ Racing Electronics – $2.3MM EBITDA lift by 2019
Return of Capital ($280MM)	▪ Capital Allocation Plan: $280MM returned to shareholders from 2017 – 2022 ▪ Forecasting ~$35MM per year of repurchases ▪ Forecasting ~$0.02 increase in annual dividend from 2018A rate of $0.47 per share ▪ Dividend yield on stock greater than 1% has increased base of potential institutional investors
Cash / Debt Management	▪ Company has investment grade rating ▪ 2018A cash balance is $269MM (and is over $500MM by 2022) ▪ Current net debt of ($12MM) ▪ Ability to meet cash needs even in downside scenario ▪ Significant dry powder should interesting strategic alternatives arise

Source: Board presentation (11/9/18)

DBO PARTNERS 17

PRELIMINARY & CONFIDENTIAL

Additional Variables Discussed

The following variables that are not currently factored into the Management Plan could provide additional upside / downside

Others Variables	Historical	Management Plan Projections
Sanction Agreements	▪ 65% / 25% / 10% for broadcast revenues	▪ Same, including new agreements to be negotiated in 2020
Development Opportunities	▪ Kansas, Daytona, Richmond, and Phoenix investment contributing to financial performance	▪ ~\$80MM of incremental revenues and ~\$70MM of EBITDA by 2020 (1) ▪ No specific development opportunities modeled (e.g., Richmond multi-use sports facility and "ONE Daytona" of Kansas)
New Revenue Streams	▪ Limited revenues from digital, video gaming / simulation, and sports betting (online and in-venue)	▪ Same, with no incremental revenue in forecast ▪ Management is assessing opportunities in these areas, particularly launching mobile and in-venue sports betting
Economy	▪ Attendance in part impacted by weakened consumer spending among fan base ▪ Corporate spending declines during historical downturn reflected in historical financials	▪ Management has stated, "The 2019 Budget has been prepared assuming no significant changes in the US and global economies"

Source: Board presentation (11/9/18)
(1) Assumes no revenue is recognized from Kansas but that cash distributions are included in EBITDA

DBO PARTNERS 18

PRELIMINARY & CONFIDENTIAL

Potential Strategic Alternatives Discussed

- **Potentially Actionable Alternatives**
  - Status quo
  - Strategic M&A / asset divestitures
  - Sale of real estate
  - Changes to return of capital plans (increase share repurchase and / or dividend)
  - Full or partial recapitalization of Company

- **Alternatives Unlikely to be Actionable [(1)]**
  - LBO
  - Sale to another party
  - REIT conversion

(1) NASCAR offer indicated that the controlling shareholders are not interested in selling any ISC shares owned by them and would not expect to vote as shareholders in favor of any alternative sale, merger, or other extraordinary transaction

DBO PARTNERS 19

PRELIMINARY & CONFIDENTIAL                                                                                                                                $50  $50  $54  $57  $50  $50  $52  $46  $47  $38  $33  $37  $43  $42  $41  $42  $39  $41  $47  $45  $43  $43  $41  $35  $35  $35  $51  $52  $56  $60  $52  $54  $56  $53  $51  $41  $38  $40  $45  $43  $44  $44  $45  $44  $49  $47  $45  $45  $46  $47  $40  $40  $38 $43  $48  $53  $58    Median / VWAP for Historical Trading Ranges    Offer: Current:$42.00 $43.54      Earnings (10/4) to Offer (11/8)30 DayLTM (Closing)  DCF Base Case (WACC: 9.0%-8.0%)  Unnaffected:$39.06    Analyst Price Target(Citi & Wells Fargo)  (2)  Final to 1D Unaffected (20.2%-30.0%)Final to 30D Avg. (24.3%-42.1%)Final to LTM High (Intraday) (3.7%-11.9%)Final to LTM High (Closing)(5.8%-14.7%)  First to Final % Increase (18.3%-24.5%) Final to 1D Unaffected (45.2%-54.6%) Final to 30D Avg. (44.0%-50.9%)Final to LTM High (Intraday)(0.6%-4.8%)Final to LTM High (Closing)(5.3%-8.2%)$28 $33  LTM High(Intraday):$50  NTM EBITDA (LTM) (7.7x-8.0x) NTM EBITDA (L5Y) (7.5x-7.9x) NTM P/E (LTM) (20.9x-21.8x) NTM P/E (L5Y) (21.8x-22.7x)Q3 to Offer NTM P/E (18.7x-20.1x)Q3 to Offer FY20 P/E (15.8x-18.3x)  NTM EBITDA (LTM) (7.7x-8.0x)NTM EBITDA (L5Y) (7.5x-7.9x) NTM P/E (LTM) (20.9x-21.8x) NTM P/E (L5Y) (21.8x-22.7x)Q3 to Offer NTM P/E (18.7x-20.1x)Q3 to Offer FY20 P/E (15.8x-18.3x)  Valuation Considerations  Note: Ranges for premiums / multiples represent 40th and 60th percentiles except “Q3 to Offer” ranges represent low to high Sources: CapIQ as of 1/30/2019; Management Plan (1/14/19); Broker research  For DCF, value shown represents WACC used in Base CaseStreet estimates per Wells Fargo of $243MM EBITDA and $1.99 EPS for NTM and $2.09 EPS for 2020E  20  Methodologies    Historical Trading Ranges    Historical Multiple Ranges  Existing Shareholder Buyout    General M&A      Management Forecasts  Street Projections (1)    Precedent Transactions

 PRELIMINARY & CONFIDENTIAL      Preliminary DCF Analysis BackupManagement Base Case  Source: Management Plan (1/14/19)  21    Historical Projections                            Terminal Year  FYE 11/30, $MMRevenue% GrowthAdjusted EBITDA% MarginNet Income% MarginCash from Operations% MarginLess: Capital Expenditures% of RevenuePlus: Distribution for Equity Investee / Affiliate  2017A  2018A  '19E Stub  2020E  2021E  2022E  2023E  2024E  2025E  2026E  2027E  2028E  2029E  2030E    $671  $675  $353  $729  $746  $764  $777  $798  $669  $681  $695  $710  $727  $744      0.5%  -  3.3%  2.4%  2.4%  1.6%  2.7%  (16.2%)  1.8%  2.1%  2.1%  2.4%  2.4%    $241  $231  $125  $260  $267  $274  $277  $285  $223  $228  $235  $241  $248  $256    36.0%  34.3%  35.4%  35.7%  35.7%  35.8%  35.7%  35.7%  33.4%  33.6%  33.8%  33.9%  34.2%  34.4%    $72  $82  $47  $102  $108  $112  $117  $124  $78  $84  $91  $98  $105  $115    10.7%  12.1%  13.3%  14.0%  14.5%  14.7%  15.0%  15.5%  11.7%  12.3%  13.0%  13.7%  14.4%  15.4%    $186  $202  $89  $182  $187  $192  $193  $195  $144  $145  $147  $151  $158  $163    27.8%  30.0%  25.3%  24.9%  25.1%  25.2%  24.8%  24.4%  21.6%  21.2%  21.1%  21.2%  21.7%  21.9%    147  144  $53  74  76  91  91  91  90  90  90  90  90  89    21.9%  21.4%  15.0%  10.2%  10.2%  11.9%  11.7%  11.4%  13.5%  13.3%  13.0%  12.7%  12.3%  12.0%    25.5  26.6  $13  26.3  26.5  26.8  27.1  27.3  27.6  27.9  28.2  28.4  28.7  29.0  Free Cash Flow  $65  $85  $49  $134  $137  $128  $129  $131  $81  $82  $85  $89  $97  $103  % Margin  9.7%  12.5%  14.0%  18.3%  18.4%  16.8%  16.6%  16.4%  12.2%  12.1%  12.2%  12.6%  13.3%  13.8%  PV of Cash Flows      $47  $118  $111  $96  $88  $83  $47  $44  $42  $40  $40  $39  PV of Sum of Discounted Cash Flows                          $757    Illustrative Base Case Valuation @ 20.0x P/E    Terminal Year 2030E Net Income  $115  Terminal Year 2030E Exit Multiple  20.0x  Terminal Value  $2,293  PV of Terminal Value  $953  % of Equity Value  55.7%  PV of Sum of Discounted Cash Flows  $757  % of Equity Value  44.3%  Implied Equity Value  $1,710  Implied Growth Rate  6.4%  Implied Share Price  $38.43      NTM P/E Exit Multiple        WACC                8.0%  8.5%  8.7%  9.0%  Post Q3 Range  19.0x19.5x20.0x  $39.37$39.94$40.51  $37.96$38.51$39.06  $37.36$37.89$38.43  $36.63$37.15$37.67    20.5x  $41.09  $39.60  $38.97  $38.19  Historical Range  21.0x21.5x22.0x  $41.66$42.24$42.81  $40.15$40.70$41.24  $39.50$40.04$40.57  $38.71$39.23$39.75

 PRELIMINARY & CONFIDENTIAL      WACC Supporting Analysis  Source: CapIQ as of 1/30/201920-Yr treasury ratePer KPMG as of 6/30/2018Rate per management’s assumed rate for future refinancing  22  WACC Assumptions    Risk-Free Rate (1)  2.90%  Market Risk Premium (2)  5.5%  Cost of Debt (3)  7.0%  WACC Calculation    Equity / Total Cap 88.0%Debt / Total Cap 12.0%Levered Beta 1.14Cost of Equity 9.2%    WACC  8.7%                                  2.01.51.00.5–  2.5  3.0  Jan-10  Jan-11  Jan-12  Jan-13  Jan-14  Jan-15  Jan-16  Jan-17  Jan-18  Jan-19          6 MonthYearYear5 Year  Historical Beta Trends Over Time

 PRELIMINARY & CONFIDENTIAL      Summary of Precedent TransactionsPrecedents suggest a premium to current NASCAR offer  Sources: CaplQ and Company filingsIncludes last 3 years of precedent $1-3Bn US M&A transactions excl. energy, financial, real estate, and utilities (n=40)Includes last 10 years of comparable precedent existing shareholder buyouts (n=27)  23                        34%  6%  10%  21%  48%  48%  4%  6%  -  10%  20%  30%24%  40%  50%  60%  Unaffected  30D Avg.  LTM  LTM High  First Offer  Unaffected  30D Avg.  LTM  LTM High      Existing Shareholder Buyouts (2)Median Final Offer Premium to:        General M&A Transactions (1)Median Purchase Price Premium to:      High(Intraday)  (Closing)  Price      High(Intraday)  (Closing)  ISC Metric --> $39.06  $37.27  $49.95  $47.15  $42.00  $39.06  $37.27  $49.95  $47.15  Implied Purchase Price --> $48.36  $49.91  $52.80  $52.04  $50.69  $57.67  $55.07  $51.87  $50.01

 PRELIMINARY & CONFIDENTIAL      24  Precedent Existing Shareholder Buyout TransactionsLast 10 years  Note: Transaction values and percent acquired per CapIQ; precedents include existing shareholders with >30% ownership buyout of multiple minority shareholdersSources: CapIQ and Company filings      Gray Indicates Cancelled Transactions    $MM (except per share)  %  Trans.   Implied Offers   Target  % First Offer Premium to: Final Offer Premium to: LTM High LTM High LTM High LTM High  6/2/2010 Gerdau Ameristeel Corp.  Gerdau Steel North America  34%  1,607  4,768  6,604  $11.00  $11.00 -  48%  47%  14%  16%  48%  47%  14%  16%  Steel  9/4/2009 Odyssey Re Holdings Corp. Fairfax Financial Holdings  Ltd.  27%  1,041  3,799  –  $58.00  $65.00 12%  16%  21%  6%  7%  30%  35%  19%  20%  Insurance  Communications  L.P.  Services  Date Target Buyer    Acq. Value  Equity Val. Agg. Val.  First  Final Incr.  Unaffected 30 Day Avg (Intraday) (Closing)    Unaffected  30 Day Avg (Intraday)    (Closing)  Industry  1/4/2010 Alcon Novartis AG    23% $11,798  $51,230 $48,215  $153.00  $168.00 10%  (7%) (5%)  (8%) (8%)  2%  4%  1%  1%  Health Care  4/20/2009 The Pepsi Bottling Group  PepsiCo  67% 5,283  7,865 14,411  $29.50  $36.50 24%  17% 30%  (16%) (15%)  45%  61%  4%  5%  Beverages  12/13/2012 Clearwire Corp.  Sprint  50% 3,747  7,517 11,966  $2.60  $2.97 14%  23% 24%  (12%) (3%)  40%  42%  0%  10%  Telecom Services  4/20/2009 PepsiAmericas  PepsiCo  57%  2,009  3,548  6,002  $23.27  $28.50  22%  17%  30%  (14%)  (13%)  43%  59%  5%  6% Beverages    11/28/2012 Danfoss Power Solutions  Danfoss A/S  24%  691  2,833  3,025  $49.00  $58.50  19%  24%  24%  (13%)  (12%)  49%  48%  4%  5% Agriculture    2/29/2016 Federal-Mogul  Icahn Enterprises Holdings  18%  304  1,690  4,557  $7.00  $9.25  32%  41%  64%  (50%)  (50%)  86%  117%  (34%)  (34%) Auto Components    6/29/2009 First Advantage Corp.  First American Corp.  20%  308  1,522  1,531  $14.04  $19.47  39%  15%  8%  (25%)  (23%)  59%  50%  4%  6% Application Hosting Services    6/11/2013 Dole Food Company  David Murdock  60%  737  1,220  1,493  $12.00  $13.50  13%  22%  15%  (21%)  (16%)  37%  29%  (11%)  (6%) Agricultural Products    11/1/2010 CNA Surety Corp.  Continental Casualty Co.  38%  456  1,194  –  $22.00  $26.55  21%  15%  19%  11%  13%  39%  43%  34%  36% Insurance    12/22/2009 Danfoss Power Solutions  Danfoss A/S  24%  165  678  1,199  $10.10  $14.00  39%  20%  10%  (0%)  2%  66%  52%  38%  41% Agriculture    3/7/2016 National Interstate Corp.  American Financial Group  49%  313  642  –  $30.00  $32.50  8%  33%  27%  (2%)  4%  44%  38%  7%  12%  Insurance  11/15/2010 Mediacom  Rocco Commisso  60%  361  597  3,920  $6.00  $8.75  46%  13%  3%  (18%)  (17%)  64%  50%  20%  22%  Cable and Satellite  2/5/2014 National Interstate Corp.  American Financial Group  48%  286  592  –  $28.00  $30.00  7%  26%  22%  (23%)  (22%)  35%  31%  (17%)  (16%)  Insurance  9/23/2009 Ligado Networks  Harbinger Capital Partners  51%  278  544  1,496  $4.00  $5.00  25%  21%  25%  (20%)  (16%)  52%  56%  -  5%  Telecom Services  6/13/2011 M&F Worldwide Corp. MacAndrews & Forbes 57%      277  483  2,511  $24.00  $25.00  4%  42%  15%  (22%)  (20%)  47%  20%  (19%)  (16%) Commercial and Professional Services    3/7/2017 Handy & Harman Steel Partners Holdings 37%      171  459  705  $29.00  $35.00  21%  9%  11%  (3%)  (2%)  32%  34%  17%  19% Steel    3/25/2009 Hearst Television Hearst Broadcasting 18%      76  422  1,217  $4.00  $4.50  13%  91%  133%  (84%)  (83%)  115%  162%  (82%)  (81%) Broadcasting    11/3/2009 Landry's Tilman Fertitta 45%      179  398  1,460  $13.00  $24.50  88%  24%  20%  1%  1%  133%  126%  90%  90% Full Service Restaurants    3/23/2009 Cox Radio Cox Media Group 22%      82  382  765  $3.80  $4.80  26%  15%  (10%)  (71%)  (71%)  45%  13%  (63%)  (63%) Broadcasting    8/1/2016 Affinity Gaming Z Capital Management 59%      217  369  668  $15.00  $17.35  16%  -  -  -  -  -  -  -  - Casinos and Gaming    11/15/2012 Bluegreen Vacations Corp. BFC Financial 46%      146  318  829  $2.18  $4.64  113%  (3%)  7%  (54%)  (53%)  107%  129%  (2%)  1% Hotels And Motels    4/3/2015 Affinity Gaming Z Capital Management 61%      185  306  515  $9.75  $15.00  54%  -  -  -  -  -  -  -  - Casinos and Gaming    12/12/2016 Alliance Healthcare Fujian Thaihot Investment 49%Services Co.      72  147  801  $9.60  $13.25  38%  20%  27%  (1%)  3%  66%  75%  37%  Health Care42% Equipment and    7/9/2009 XO Holdings  ACF Industries Holding  47%  69  146  871  $0.55  $0.80  45%  90%  79%  (30%)  (27%)  176%  161%  1%  7%  Communication Services  7/22/2010 BlueLinx Holdings  Cerberus Capital Management  45%  58  131  559  $3.40  $4.00  18%  35%  23%  (46%)  (43%)  59%  45%  (37%)  (33%)  Building Product Distribution  Low  -  (7%)  (10%)  (84%)  (83%)  2%  4%  (82%)  (81%)  40th Percentile  18%  19%  19%  (20%)  (16%)  45%  44%  1%  5%  Average  28%  27%  27%  (20%)  (18%)  61%  61%  1%  4%  Median  21%  21%  22%  (16%)  (15%)  48%  48%  4%  6%  60th Percentile  24%  23%  24%  (12%)  (10%)  55%  51%  5%  8%  High  113%  91%  133%  14%  16%  176%  162%  90%  90%

 PRELIMINARY & CONFIDENTIAL      Precedent General M&A Transactions  Criteria: US Deals; $1Bn - $3Bn Transaction Value; 100% Cash Consideration; Public Company Target; All Industries Excluding Real Estate, Financials, Utilities, and EnergySource: CapIQ  25    $MM   Acqusition Premium   Buyer  Target  1 Day 30 Day Avg LTM Avg.  LTM High  (Intraday) (Close)  LTM High Target Description  Novartis AG  Endocyte, Inc.  50%  43%  132%  Endocyte, Inc., a biopharmaceutical company, develops targeted therapies for the treatment of cancer and inflammatory diseases in the United States.  Inspire Brands, Inc.  Sonic Corp.  21%  21%  53%  Sonic Corp., through its subsidiaries, operates and franchises a chain of drive-in restaurants in the United States.  Stryker Corporation  K2M Group Holdings, Inc.  25%  30%  35%  K2M Group Holdings, Inc., a medical device company, provides spine and minimally invasive solutions in the United States and internationally.  LyondellBasell Industries N.V.  A. Schulman, Inc.  9%  10%  27%  A. Schulman, Inc. manufactures and supplies plastic compounds and resins.  Zoetis Inc.  Abaxis, Inc.  Announce Transaction Date Value10/17/2018 $2,1029/24/2018 2,3158/29/2018 1,4062/15/2018 2,2645/15/2018 1,995  15%  18%  49%  15% 20%9% 13%13% 15%3% 4%6% 9%  Abaxis, Inc. develops, manufactures, markets, and sells portable blood analysis systems for use in human or veterinary patient care to provide rapid blood constituent measurements for clinicians worldwide.  Roche Holdings, Inc.  Foundation Medicine, Inc.  6/18/2018  2,395  34%  41%  128%  25%  28%  Foundation Medicine, Inc. provides various molecular information products in the United States.  Eli Lilly and Company  ARMO BioSciences, Inc.  5/9/2018  1,628  71%  77%  33%  (13%)  (8%)  ARMO BioSciences, Inc., an immuno-oncology company, develops a pipeline of novel product candidates that activate the immune system of cancer patients to recognize and eradicate tumors in the United States.  Prysmian S.p.A.  General Cable Corporation  12/3/2017  2,899  38%  45%  64%  30%  34%  General Cable Corporation develops, designs, manufactures, markets, and distributes copper, aluminum, and fiber optic wire and cable products for the energy, industrial, construction, specialty, and communications markets.  SAP America, Inc. Callidus Software Inc. 1/29/2018 2,576 12% 19% 50% 11% 12%  Callidus Software Inc. provides cloud-based sales, marketing, learning, and customer experience solutions   worldwide.   Kuraray Holdings U.S.A., Inc. Calgon Carbon Corporation 9/21/2017 1,353 63% 68% 42% 14% 16%  Calgon Carbon Corporation provides products and services to protect human health and the environment from harmful contaminants in water and air worldwide.  Mallinckrodt Public Limited Company  Sucampo Pharmaceuticals, Inc.  12/23/2017  1,221  6%  23%  60%  2%  6%  Sucampo Pharmaceuticals, Inc., a biopharmaceutical company, focuses on developing, identifying, acquiring, and marketing medicines that meet unmet medical needs, primarily in gastroenterology, ophthalmology, and oncology-related disorders.  Roche Holdings, Inc.  Ignyta, Inc.  12/21/2017  1,969  76%  69%  170%  48%  60%  Ignyta, Inc., a precision oncology biotechnology company, engages in discovering, in-licensing or acquiring, developing, and commercializing molecularly targeted therapies for eradicating residual diseases.  Arby's Restaurant Group, Inc.  Buffalo Wild Wings, Inc.  11/27/2017  2,892  8%  23%  14%  (10%)  (10%)  Buffalo Wild Wings, Inc. owns, operates, and franchises restaurants under Buffalo Wild Wings, R Taco, and PizzaRev names.  Cisco Systems, Inc.  BroadSoft, Inc.  10/20/2017  2,288  3%  6%  28%  1%  1%  BroadSoft, Inc. provides software and services that enable telecommunications service providers to deliver hosted cloud-based unified communications (UC) to their enterprise customers in North America, Europe, the Middle East, and Africa.  The Hershey Company Amplify Snack Brands, Inc.  12/17/2017 1,536 71% 101% 43% 6% 6%  Amplify Snack Brands, Inc. develops, markets, and distributes better-for-you snack products in North   America and internationally.   Post Holdings, Inc.  Bob Evans Farms, Inc.  8/8/2017  1,757  15%  14%  40%  2%  3% Bob Evans Farms, Inc. produces and distributes food products for grocery retailers in the United States.  Philips Holding USA Inc.  The Spectranetics Corporation  6/27/2017  2,117  25%  34%  52%  24%  25%  The Spectranetics Corporation, together with its subsidiaries, develops, manufactures, markets, and distributes single-use medical devices used in minimally invasive procedures in the cardiovascular system.  WestRock Company  Multi Packaging Solutions International Limited  1/23/2017  2,301  28%  25%  22%  2%  5%  Multi Packaging Solutions International Limited prints, manufactures, and sells paperboard, paper, and plastic packaging products in North America, Europe, and Asia.  TDK U.S.A. Corporation  InvenSense, Inc.  12/21/2016  1,425  20%  45%  72%  16%  17%  InvenSense, Inc. designs, develops, manufactures, markets, and sells sensor systems on a chip in the United States, China, Taiwan, South Korea, Japan, France, Canada, Slovakia, and Italy.  Boral Industries Inc.  Headwaters Incorporated  11/20/2016 2,630 21% 34% 35% 14% 16%  Headwaters Incorporated provides products and services to building and construction materials sectors in the United States and Canada.  Sibanye Gold Limited Stillwater Mining Company 12/9/2016 2,466 23% 21% 61% 13% 16%  Stillwater Mining Company engages in the development, extraction, processing, smelting, and refining of   platinum group metals (PGMs).   Allergan plc ZELTIQ Aesthetics, Inc. 2/13/2017 2,471 14% 29% 65% 9% 14%  ZELTIQ Aesthetics, Inc., a medical technology company, engages in developing and commercializing non- invasive products for the selective reduction of fat.

 PRELIMINARY & CONFIDENTIAL      Precedent General M&A Transactions (cont’d.)  Criteria: US Deals; $1Bn - $3Bn Transaction Value; 100% Cash Consideration; Public Company Target; All Industries Excluding Real Estate, Financials, Utilities, and EnergySource: CapIQ  26      $MM   Acqusition Premium   Buyer  Target  Announce Transaction Date Value  (Intraday) (Close)  1 Day 30 Day Avg LTM Avg. LTM High LTM High Target Description  LANXESS Deutschland GmbH  Chemtura Corporation (nka:LANXESS Solutions US Inc.)  9/25/2016  2,637  19%  17%  21%  4%  4%  LANXESS Solutions US Inc. develops, manufactures, and markets engineered industrial specialty chemicals for industrial manufacturing customers in the United States and internationally.  Keysight Technologies, Inc.  Ixia  1/30/2017  1,746  8%  17%  64%  4%  8%  Ixia provides application performance and security resilience solutions to enterprises, service providers, network equipment manufacturers, and governments in the United States, Romania, India, and internationally.  Hewlett Packard Enterprise   Company   Nimble Storage, Inc. 2/4/2017 1,250 46% 48% 59% 26% 34% Nimble Storage, Inc. provides flash storage platforms.  Restaurant Brands International Inc. Popeyes Louisiana Kitchen, Inc. 2/21/2017 1,827 19% 22% 40% 4% 12%  Popeyes Louisiana Kitchen, Inc. develops, operates, and franchises quick-service restaurants under the Popeyes Louisiana Kitchen and Popeyes Chicken & Biscuits trade names.  Hologic, Inc.  Cynosure, Inc.  2/14/2017  1,680  28%  35%  39%  18%  20%  Cynosure, Inc. develops, manufactures, and markets aesthetic treatment systems for plastic surgeons, dermatologists, and other medical practitioners.  Cintas Corporation G&K Services, Inc. 8/15/2016 2,201 20% 21% 40% 19% 20%  G&K Services, Inc. provides branded uniform and facility services programs in the United States and   Canada.   Teleflex Incorporated Vascular Solutions, Inc. 12/1/2016 1,007 2% 12% 43% 1% 2%  Vascular Solutions, Inc., a medical device company, provides clinical solutions for treating coronary and peripheral vascular disease worldwide.  Symantec Corporation LifeLock, Inc. 11/20/2016 2,528 16% 34% 67% 15% 16%  LifeLock, Inc. provides identity theft protection services for consumers; and consumer risk management   services for enterprises in the United States.   cancer.  Total Count 40        Alaska Air Group, Inc. Virgin America Inc.    4/1/2016  2,995  48%  79%  77%  45%  48% Virgin America Inc. provides scheduled air travel services.  Genesys Telecommunications Interactive Intelligence Group, Inc. Laboratories, Inc.    8/30/2016  1,568  6%  5%  67%  2%  2% Interactive Intelligence Group, Inc. provides software and cloud services for customer engagement, communications, and collaboration worldwide.  DTI Epiq Systems, Inc.    7/26/2016  1,040  15%  13%  20%  (3%)  (2%) Epiq Systems, Inc. provides legal process outsourcing (LPO) services in the United States and internationally.  Steinhoff International Holdings N.V.  Mattress Firm Holding Corp.  8/6/2016  2,982  115%  108%  52%  (2%)  (1%) Mattress Firm Holding Corp., through its subsidiaries, operates as a specialty retailer of mattresses, and related products and accessories in the United States.  Vifor Pharma Ltd.  Relypsa, Inc.  7/20/2016  1,690  61%  70%  57%  (11%)  (10%) Relypsa, Inc., a biopharmaceutical company, develops and commercializes late-stage medicines in theiron deficiency, nephrology, and cardio-renal therapeutic areas.  Melrose Industries PLC  Nortek Inc.  7/6/2016  2,673  38%  64%  56%  (7%)  Nortek, Inc. manufactures and sells products for remodeling and replacement, residential and commercial(1%) new construction, and personal and enterprise computer markets primarily in the United States, Canada, and Europe.  Medtronic, Inc.  Heartware International Inc.  6/27/2016  1,255  93%  86%  22%  (38%)  HeartWare International, Inc., a medical device company, designs, develops, manufactures, and markets(36%) miniaturized implantable heart pumps or ventricular assist devices (VAD) for the treatment of advanced  Samsonite International S.A.  Tumi Holdings, Inc.  3/3/2016  1,829  33%  50%  38%  5%  heart failure in the United States, Germany, and internationally.6% Tumi Holdings, Inc. designs, produces, and markets various travel and business products, and accessories.   Zimmer Biomet Holdings, Inc.  LDR Holding Corporation  6/6/2016  1,147  68%  65%  25%  (21%)  (19%) LDR Holding Corporation designs and commercializes novel and proprietary surgical technologies for spinedisorders.  Jazz Pharmaceuticals plc  Celator Pharmaceuticals, Inc.  5/27/2016  1,539  73%  100%  598%  66%  70% Celator Pharmaceuticals, Inc., a clinical stage biopharmaceutical company, develops therapies to treat  All Deals ($1Bn - $3Bn Transaction Value)            Low  2%  5%  14%  (38%)  (36%)  40th Perc.  20%  24%  41%  4%  6%  Median  24%  34%  50%  6%  10%  Average  34%  41%  66%  9%  12%  60th Perc.  30%  42%  54%  12%  15%  High  115%  108%  598%  66%  70%

 PRELIMINARY & CONFIDENTIAL        Table of Contents  1.  Follow-up Materials From Prior Meeting  2.  Valuation Considerations  3.  Discussion on Negotiation Strategies      I      I  I      I  I  I  27